Exhibit 99.1
Q1 2006 Conference Call Transcript
April 26, 2006 1:00 PM
DAN GREENFIELD:
Thank you. Good afternoon and welcome to Allegheny Technologies’ earnings conference call for the first quarter 2006.
This conference call is being broadcast live on our website at alleghenytechnologies.com and on CCBN.com. Members of the media have been invited to listen to this call.
Participating in the conference call today are Pat Hassey, chairman, president and chief executive officer, and Rich Harshman, executive vice president, finance and chief financial officer.
After some initial comments, we will ask for questions. Please note that all forward-looking statements made this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially. Here is Pat Hassey.

PAT HASSEY:
Thanks, Dan. Good afternoon and Welcome.
I am pleased to report today on the Company’s progress, results, and most importantly, the rate of change occurring within ATI as we pick up the pace and gain added momentum in achieving top line and bottom line growth.
ATI is off to an outstanding start in 2006, (1) demonstrating strong after-tax profitable growth results and (2) future earning power. Sales increased 18% to over $1 billion. ATI achieved $1.00 per share of earnings, after a full 36% tax rate.
Combined segment operating profit improved to 20% of sales.
Key financial ratios were very strong in the first quarter:
•	ATI achieved 30% annualized return on capital employed
•	48% annualized return on stockholders’ equity, and the
•	Net debt to total capitalization improved to 18%.
Cash flow remained strong, as we continued to invest in current growth and in our future growth objectives for 2007 and beyond:
•	Capital investments in the first quarter were $52 million. 75% of these investments were directed towards growing our high-value products capabilities.
•	We also invested $126 million in additional managed working capital to support significantly higher sales and operating levels. Notably, the ratio of managed working capital to sales improved to a very respectable 27% of annualized sales, a 10% improvement compared to the end of 2005.
•	Cash on hand was $359 million at the end of the quarter.

What is driving our performance and growth?
ATI is growing with long-term strong demand from the aerospace and defense market; plus increasing demand from markets that are vital to building and rebuilding of the global infrastructure:
•	Revenues from the Aerospace and Defense market now account for 31% of ATI sales
•	Revenues from the Chemical Process Industry and Oil & Gas markets were 16% of sales.
•	Revenues from the Electrical Energy market– that is power generation and distribution — were 11% of sales.
•	Add the medical market at 4% of ATI sales,
•	and these strong market segments, in total, account for 62% of ATI sales in the first quarter 2006.
•	For perspective, total ATI sales to these markets grew by nearly $220 million compared to the first quarter 2005.
ATI is a high-value and differentiated-products driven company with commodity Stainless Steel to base-load the Flat-Rolled assets.
High-value products increased to approximately 75% of ATI sales in the first quarter 2006:
•	Titanium products now represent over 22% of sales
•	Nickel-based and specialty alloys 21%
•	Precision and engineered strip 13%
•	Tungsten materials at 7%
•	Grain-oriented silicon steels 7%
•	And, exotic alloys at 5%

We are especially busy in our High Performance Metals segment. Sales and segment operating profit both reached record levels. Our titanium and nickel-based superalloy capacity for 2006 is booked as a combination of long-term agreements, short-term agreements, and 15% spot business. This strategy is working very well, and we are now operating our titanium and nickel-based superalloy facilities at near-full melt capacity.
As we look at our new capacity coming on-stream, our strategic investments in these products are on schedule. I am pleased to report that the initial start-up of our up-graded and modernized Albany, Oregon titanium sponge facility is underway. We have tested the process and produced our first run of titanium sponge on April 20th. We are now in the tune-up phase, and expect to have the plant fully on-stream by the end of June.
We now expect to be increasing the shipments of our high-value mill products and generating significant new revenue, beginning in October of this year.
Our exotic alloys business is also doing very well. Demand from global markets for our zirconium products and exotic metals will keep our Wah Chang operations in Oregon at near capacity levels for the balance of the year. To further support this strong demand, we are adding 25% new melt capacity for zirconium, beginning in the fourth quarter 2006
In our Flat-Rolled Products segment, operating performance and execution was encouraging in the first quarter 2006. Segment operating profit improved to 9.3% of sales on essentially flat revenue and lower volume. Although we do not chase commodity volume, order entry in 2006 is running well ahead of any 2005 period, and we are anticipating significantly improved overall results in the second quarter from our flat-rolled operations through pricing and additional volume.

We are continuing to lower costs and make changes in our Flat-Rolled Products segment. Cost savings totaled $19 million in the quarter. The transformation of this business to be more globally competitive is on track. We are continuing to emphasize the unique strengths, capabilities, and efficiencies that make Allegheny Ludlum the most efficient and value-adding supplier in specific market segments...this is where we choose to compete.
Our Flat-Rolled Products segment is focused on strong growth markets, which accounted for 42% of the segment’s sales in the first quarter:
1.	The chemical process industry and oil and gas market was 19% of flat-rolled products sales during the first quarter.
•	Activity in the global oil and gas market remains at very high levels.
•	Demand for ethanol is driving strong order entry. So far in 2006, we have received orders related to construction of more than 20 ethanol facilities, with more orders expected.
2.	Electrical energy improved to 17% of segment sales
•	Demand for our grain-oriented silicon electrical steels used in power distribution is very strong. Notably, over 30% of this product’s sales were outside the United States.
•	Activity for flue gas desulphurization in power generation is robust in the U.S. and Asia.
3.	Aerospace and Defense was over 6% of segment sales.
•	Demand for our high-value specialty plate for airframe applications is currently at record levels and continues to grow in 2006.

Our Engineered Products segment had an excellent first quarter, driven by strong demand from its major markets and improved operational execution from ATIBS efforts. Segment operating profit reached 16% of sales...now exceeding our 15% target expectation.
1.	The oil and gas market accounted for 28% of segment sales. Demand is at record levels for our tungsten materials used in oil and gas exploration drilling applications.
2.	Transportation is another strong market for this segment. Demand is strong for our forged products for Class 8 trucks, earth moving and off-road heavy equipment, as well as our cast engine blocks for locomotives.
I am happy to report for the sixth consecutive quarter that we are on-track, ahead of schedule and are implementing our strategies.
We are now a company in a profitable growth mode.
We are focused to achieve our profitable growth objectives - systematically, effectively, profitably, and rapidly.
And we remain dedicated to our strategies of Building the World’s Best Specialty Metals Company.
At this point we will open the call for questions...Operator please open the lines.
Q&A Portion of Conference Call

PAT HASSEY:
Thank you for joining us today, and thank you for your continuing interest in ATI.
DAN GREENFIELD:
Thank you, Pat. And thanks to all the listeners for joining us this afternoon. As always, news releases may be obtained by email and are available on our website, www.alleghenytechnologies.com. Also a rebroadcast of this conference call is available on our website. That concludes our conference call.